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                                   FORM 15


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number
                         Cooper Development Company
                         --------------------------
             (Exact name of registrant as specified in its charter)


     16160 Caputo Drive   Morgan Hill, California   (408) 779-8088
     -------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Common Stock, Rights to Purchase Junior Participating Preferred Stock
     ---------------------------------------------------------------------
          (Title of each class of securities covered by this Form)


 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g 4(a)(1)(i)  [  ]                    Rule 12h-3(b)(1)(ii)  [  ]
Rule 12g4(a)(1Xii)   [  ]                    Rule 12h-3(b)(2)(i)   [  ]
Rule 12g4(aX2Xi)     [  ]                    Rule 12h-3(b)(2)(ii)  [  ]
Rule 12g4(aX2Xii)    [  ]                    Rule 15d-6            [  ]
Rule 12h-3(b)(1)(i)  [ X]

  Approximate number of holders of record as of the certification or notice date:

    100
    ---

  Pursuant to the requirements of the Securities Exchange Act of 1934 Cooper Development Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 25, 1997              BY:   PARKER MONTGOMERY
       --------------                    ------------------------------
                                         Parker Montgomery
                                         President, Cooper Development Company